UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2006

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1001 Broken Sound Parkway, NW Suite A

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Financial Information

Item 1.01. Entry into a Definitive Material Agreement.

As disclosed under Item 5.02, on July 21, 2006, Q.E.P. Co., Inc. (the “Company”) appointed Stuart F. Fleischer to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer, effective as of August 1, 2006. The description of the terms of Mr. Fleischer’s employment arrangement in Item 5.02 is incorporated herein by reference.

Section 5- Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 21, 2006, the Company appointed Stuart F. Fleischer to serve as the Company’s Chief Financial Officer, Senior Vice President and Treasurer, effective as of August 1, 2006. Prior to joining the Company, Mr. Fleischer, 53, served for almost three years as the Chief Financial Officer for National Medical Health Card Systems, Inc. (NMHC), a pharmacy benefit management company. Mr. Fleischer also served as an engagement partner for Tatum CFO Partners, LLP, an executive services and consulting firm, from 2001 through 2003, and as Vice President of Finance of the Medical Group for Henry Schein, Inc., a publicly traded distribution business, from 1997 to 2000. Mr. Fleischer received a B.S. in Accounting from Lehigh University. He is a certified public accountant.

Mr. Fleisher’s starting salary will be $300,000 per year, which may be increased from time to time in the sole discretion of the Company’s Board of Directors. He will be eligible to receive an annual bonus of up to forty percent of his current base salary, and will receive a minimum $45,000 bonus for the fiscal year ending February 28, 2007, subject to his continued employment as of the end of the fiscal year. Mr. Fleischer will be granted an option to purchase 50,000 shares of the Company’s common stock at the fair market value on the date of the grant, which options will vest over a three year period. Mr. Fleischer will also be entitled to receive certain cash and stock benefits in the event of termination by the Company without cause or as a result of a change in control of the Company.

On July 21, 2006, the Company provided thirty days written notice of termination to Randall N. Paulfus, who had been serving as the Company’s Interim Chief Financial Officer since January 2006 pursuant to an agreement between the Company, Mr. Paulfus, and Tatum LLC, an executive services and consulting firm of which Mr. Paulfus is a partner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: July 26, 2006	By:	/s/ Lewis Gould
	Name:	Lewis Gould
	Title:	Chairman of the Board of Directors
and Chief Executive Officer